Exhibit 32.2

CERTIFICATION PURSUANT TO SECTION 906

CERTIFICATION OF CHIEF FINANCIAL OFFICER

PURSUANT TO SECTION 906 25 fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

/s/ Gregory W. Hunt
Name: Gregory W. Hunt
Date: May 23, 2013